UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 2, 2010
(Date of Report/Date of earliest event reported)

BANK MUTUAL CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)
4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(Address and zip code of principal executive offices)
(414) 354-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 2, 2010, the board of directors of Bank Mutual Corporation (the “Company”) appointed David A. Baumgarten as President of the Company, effective immediately. Michael Crowley, Jr. will remain as Chairman and Chief Executive Officer of the Company (although relinquishing the title of President). Mr. Crowley also remains the Chairman and Chief Executive Officer of Bank Mutual, the Company’s wholly-owned subsidiary (the “Bank”), and Mr. Baumgarten remains the Bank’s President.
     The Company’s board of directors also elected Mr. Baumgarten to serve, effective immediately, on the Company’s board of directors, until the 2011 annual meeting of shareholders and his successor is duly elected. Mr. Baumgarten was elected to fill a vacancy created on the board as a result of the board action to increase the number of directors from nine to ten. Mr. Baumgarten was chosen to serve on the board in view of his appointment as President of the Company, his position as President of the Bank and his prior experience and expertise for many years in the financial institutions industry.
     As previously announced in the Current Report on Form 8-K dated April 5, 2010, which is incorporated herein by reference, Mr. Baumgarten was appointed President and elected as a director of the Bank in April 2010. Mr. Baumgarten entered into an employment agreement with the Bank at that time. Mr. Baumgarten’s appointment as President and election to the board of directors of the Company will not affect the terms of his employment agreement, which remains in effect. Mr. Baumgarten will not receive an annual retainer for service as a member of the board of directors of the Company, but will receive meeting attendance fees, in accordance with the Company’s director compensation policies.
     For additional information about Mr. Baumgarten, including his background and prior experience, and the employment agreement between him and the Bank, see the Current Report on Form 8-K of the Company dated April 5, 2010, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Filed
Exhibit No.	Description	Herewith
99.1	Press Release of Bank Mutual Corporation dated August 3, 2010	X
* * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	BANK MUTUAL CORPORATION (Registrant)
	By:	/s/ Michael T. Crowley, Jr.
Michael T. Crowley, Jr.
Chairman and Chief Executive Officer

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